Exhibit 10.16
April 20, 2006
Joseph Boyle
[Address]
Dear Joe:
On behalf of Sourcefire, Inc. (the “Company”), I am pleased to extend this offer of employment to you for the position of General Counsel. In this position you will initially report to the Chief Executive Officer. This position is a full-time position and qualifies for “exempt” status for purposes of the wage and hour laws. As such, you are exempt from the overtime pay provisions of such laws and will not be entitled to overtime pay or compensatory time for hours worked over forty (40) in a workweek.
This letter summarizes some of the important aspects of your employment with the Company.
Starting Date. You will commence your employment with the Company on or before May 16, 2006. Your employment is of no set duration.
Base Salary. Your initial base monthly salary in this position will be $14,583.33 (annualized to $175,000 per annum), payable in accordance with the Company’s then-current payroll policies and subject to customary deductions and withholdings, as required by law. Your salary will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by the Company in making salary determinations.
Incentive Compensation. Your initial targeted, quarterly bonus compensation will be $12,500, payable in accordance with achievement against a written plan that will be developed by you and your supervisor within 30 days of your start date.
In addition to participation in the Company’s quarterly bonus program you will eligible to receive incentive compensation based on the realization of the following corporate actions:
•	Upon the closing of a definitive Merger or Acquisition transaction whereby the Company receives proceeds in excess of $200M, you will receive a one-time $50,000 bonus payable upon the close of the transaction.

•	When the Company launches the Project X IP business unit and has successfully reached agreement with its third OEM customer you will receive a one-time $25,000 bonus in the first payroll period thereafter.

Stock Options. You are eligible to participate in the Company’s stock option plan (the “Plan”) in accordance with the terms and conditions of the Plan, as may be amended from time to time. Subject to the approval by the Company’s Board of Directors, you will initially be granted an option to purchase up to 200,000 shares of Common Stock of the Company. You will be required to execute a stock grant agreement and stock restriction agreement as a prerequisite to participation in the Plan. 150,000 of your shares will vest quarterly over a 4 year period. 25,000 of your shares will vest upon the first to occur of (i) an S-l filing with the Securities and Exchange Commission to raise a minimum of $50M or (ii) the fourth anniversary of your vesting start date. 25,000 of your shares will vest upon the first to occur of (i) the Project X IP business unit successfully reaching agreement with its third OEM customer or (ii) the fourth anniversary of your vesting start date. Additionally, should both (i) the Company have a change of control as defined in the Plan and (ii) you be terminated (actually or constructively) subsequent to the change of control other than for cause, the lesser of 50% of the 150,000 shares being vested on a quarterly basis or the remaining unvested portion of the 150,000 shares being vested on a quarterly basis will accelerate and become vested on your termination date.
Benefits. Beginning the first day of the month following your start date, you will be eligible for the standard Company health, dental, vision and other benefit plans, as may be in effect from time to time. On an annualized basis, Company employees are eligible for 15 days of paid leave per year. Leave is accrued ratably each pay period.
Termination Without Cause. If you are terminated without cause (as defined below), you will receive three (3) months compensation as severance including salary, benefits, and any earned bonus provided, however, that you execute and deliver a written release in a form acceptable to Sourcefire that releases Sourcefire from all claims and liabilities. For purposes hereof, “Cause” shall be: (i) conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company’s reputation or standing in the community, or (ii) fraud on or misappropriation of any funds of property of Sourcefire, any affiliate, customer or vendor, (iii) personal dishonesty, incompetence, willful misconduct willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit, (iv) violation of any Sourcefire rule, regulation, procedure or policy, (v) breach of the Employee Proprietary Information, Inventions, and Non-Competition Agreement that you will be required to sign as a condition of employment (the “NDA”), or any other similar agreement executed by you for the benefit of Sourcefire, or (vi) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace, or (vii) chronic use of alcohol, drugs or other substances which affects your work performance; provided, however, that the foregoing events or actions shall not constitute Cause unless your supervisor has provided you with written notice of the event or action allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such Cause) and you have not cured such event or action within thirty (30) days of this receipt of such written notice.

At — Will Employment. The Company is an “at will” employer. This means your employment is not for any definite period of time, and either you or the Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. You will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment.
By accepting the Company’s offer of employment, you agree to comply with and be bound by the operating practices, procedures and policies that the Company may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform under the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including, without limitation, any existing or previous employment agreement, non-disclosure agreement, confidentiality agreement or non-competition agreement.
This offer is valid until withdrawn or for seven (7) days, whichever is shorter, and is contingent upon satisfactory completion of reference checks and your compliance with the 1986 Immigration Reform and Control Act. This offer is also contingent upon your execution of the Company’s standard Employee Proprietary Information, Inventions and Non-Competition Agreement (the “NDA”), which is an integral part of your employment.
Please indicate your acceptance of this offer of employment by signing and dating below, and returning to the Company this signed offer letter and the signed NDA.
This letter sets forth the entire understanding between you and the Company regarding the terms of your employment, supersedes any prior verbal or written representations, and may only be modified in a writing signed by an authorized officer of the Company.
We look forward to having you join the Sourcefire team and anticipate that this will be a mutually beneficial relationship. If you have any questions, please feel free to give us a call.
Sincerely.

/s/ E. Wayne Jackson E. Wayne Jackson
Chief Executive Officer
AGREED AND ACCEPTED:

April 21, 2006	/s/ Joseph Boyle
Date	Joseph Boyle
[address]